Exhibit 10.6
EVERGREEN SOLAR, INC.
CHANGE OF CONTROL SEVERANCE AGREEMENT
     This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between Gary Pollard (“Executive”) and Evergreen Solar, Inc. (the “Company”), effective as of June 14, 2007 (the “Effective Date”).
RECITALS
     1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
     2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     3. The Board believes that it is imperative to provide Executive with certain benefits upon a Change of Control and with certain severance benefits upon Executive’s termination of employment following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     4. Certain capitalized terms used in the Agreement are defined in Section 7 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Term of Agreement. This Agreement will have a term of three (3) years commencing on the Effective Date. On the third anniversary of the Effective Date, and on each annual anniversary of the Effective Date thereafter, this Agreement automatically will renew for an additional one (1)-year term unless either party provides the other party with written notice of non-renewal at least thirty (30) days prior to the date of automatic renewal.
     2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and Executive (an “Employment Agreement”). If Executive’s employment terminates for any reason, including (without limitation) any termination not set for in Section 4 hereof, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under Executive’s Employment Agreement.
     3. Acceleration of Vesting on Change of Control. Upon the consummation of a Change of Control (i) Executive’s outstanding equity awards, including without limitation stock options and restricted stock, will immediately vest and become exercisable or become released from the Company’s repurchase or reacquisition right as to (A) that number of unvested shares that would have vested during the period between the equity awards’ most recent vesting date (or grant date if no vesting date has been reached) and the Change of Control if the equity awards had been granted with a monthly vesting schedule and (B) that number of unvested shares that would have otherwise vested during the last twelve (12) months of each equity awards’ vesting schedule, and (ii) all performance targets for all of Executive’s performance-based equity awards will be deemed fully achieved on the first anniversary of the Change of Control if Executive is employed on such date.
     4. Severance Benefits.
          (a) Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, without Cause or Executive resigns from such employment for Good Reason within twelve (12) months following a Change of Control, and Executive signs and does not revoke a separation agreement and release of claims with the Company (in a form acceptable to the Company), then Executive will receive the following severance from the Company:
               (i) Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
               (ii) Severance Payment. Executive will receive monthly severance payments (less applicable withholding taxes) for twelve (12) months following Executive’s termination equal to (A) one-twelfth of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control, and (B) one-twelfth of Executive’s target bonus for the year of Executive’s termination. Subject to Section 5, the Company will pay the severance payments to which Executive is entitled as salary continuation on the same basis and timing as in effect immediately prior to the Change of Control.
               (iii) Equity. All of Executive’s outstanding equity awards, including without limitation stock options and restricted stock, will immediately vest and become exercisable or become released from the Company’s repurchase or reacquisition right.
               (iv) Continued Employee Benefits. Executive will receive Company-paid coverage for a period of twelve (12) months for Executive and Executive’s eligible dependents under the Company’s Benefit Plans.
     For purposes of this Section 4(a), if Executive’s employment with the Company or one of its Affiliates terminates, he will not be determined to have been terminated without Cause, if he continues to remain employed by the Company or one of its Affiliates (e.g., upon transfer from one Affiliate to another); provided, however, that the parties understand and acknowledge that any such termination could potentially result in Executive’s ability to resign for Good Reason.
          (b) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company or its Affiliates terminates (i) voluntarily by Executive (other than for Good Reason within twelve (12) months following a Change of Control) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.
          (c) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company, including, without limitation, any Employment Agreement.
          (d) Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 4(a), the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort, contract, or in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change of Control other than those benefits expressly set forth in this Section 4.
     5. Code Section 409A.
          (a) Distributions. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by the fifteenth day of the third month of the Company’s fiscal year following Executive’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each such payment or benefit. For these purposes, each severance payment and benefit is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of

Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.
          (b) Amendment. This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
     6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 4 will be either:
(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.
     7. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
          (a) Affiliate. “Affiliate” means the Company and any other parent or subsidiary corporation of the Company, as such terms are defined in Section 424(e) and (f) of the Code.
          (b) Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, vision and similar benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to executives of the Company at any applicable time during the period Executive is entitled to receive severance pursuant to Section 4. The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for his eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’ s eligible dependents.
          (c) Cause. “Cause” will mean:
               (i) A willful failure by Executive to perform Executive’s duties to the Company;
               (ii) A willful act by Executive that constitutes misconduct and that is injurious to the Company;
               (iii) Circumstances where Executive willfully imparts material confidential information relating to the Company or its business to competitors or to other third parties other than as authorized in the course of carrying out Executive’s duties;
               (iv) A material and willful violation by Executive of a federal or state law or regulation applicable to the business of the Company; or
               (v) Executive’s conviction or plea of guilty or no contest to a felony.
     No act or failure to act by Executive will be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.
          (d) Change of Control. “Change of Control” means the occurrence of any of the following:
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by, or fifty percent (50%) or more of the fair value of, the Company’s then outstanding voting securities;
               (ii) Any action or event occurring within a one (1)-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination;
               (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or
               (iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.
          (e) Disability. “Disability” will mean that Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
          (f) Good Reason. “Good Reason” will mean the occurrence of one or more of the following, without the Executive’s consent:
               (i) A material reduction of Executive’s duties, title, authority or responsibilities in effect immediately prior to a Change of Control;
               (ii) A material reduction in Executive’s base salary;
               (iii) The failure of the Company to obtain the assumption of the Agreement by the successor; or
               (iv) A material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s then present location).
Provided, however, that before Executive may resign for Good Reason, (A) Executive must provide the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition.

          (g) Section 409A Limit. “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
     8. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     9. Notice.
          (a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.
          (b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).
     10. Arbitration. Executive and the Company agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein, will be subject to binding arbitration in Middlesex County, Massachusetts before the Judicial Arbitration & Mediation Services (“JAMS”) pursuant to its employment arbitration rules & procedures (“JAMS

Rules”). The arbitrator shall administer and conduct any arbitration in accordance with Massachusetts law, including the Massachusetts Code of Civil Procedure, and the arbitrator shall apply substantive and procedural Massachusetts law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules conflict with Massachusetts law, Massachusetts law will take precedence. The Company and Executive agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Company and Executive agree that the prevailing party in any arbitration will be awarded its reasonable attorneys’ fees and costs. The Company and Executive hereby agree to waive their right to have any dispute with the other party resolved in a court of law by a judge or jury. This Section 10 will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the agreements incorporated herein by reference.
     11. Miscellaneous Provisions.
          (a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
          (b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (d) Entire Agreement. This Agreement, together with any Employment Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. Except as provided in Section 5 of this Agreement, no waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.
          (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Massachusetts (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
          (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
Remainder of page intentionally left blank

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	EVERGREEN SOLAR, INC.

By:

Title:

EXECUTIVE